Prospectus Supplement No. 3 to	Filed Pursuant to Rule 424(b)(3)
Acquisition Prospectus (defined below)	Registration File No. 333-114604
Dated December 1, 2004
Prospectus Supplement No. 2 to
Financing Prospectus (defined below)
Dated December 1, 2004

10,676,094 SHARES OF COMMON STOCK
15,850,436 SHARES OF COMMON STOCK

This prospectus supplement supplements the information contained in the prospectus of I-trax, Inc. dated December 1, 2004, relating to potential resale from time to time of up to 88,094 shares of our common stock, up to 10,000,000 shares of our common stock issuable upon the conversion of outstanding Series A Convertible Preferred Stock, and up to 588,000 shares of our common stock issuable upon the exercise of outstanding options and warrants (the “Acquisition Prospectus”). This prospectus supplement also supplements the information contained in the prospectus of I-trax, Inc. dated December 1, 2004, relating to potential resale from time to time of up to 13,851,550 shares of our common stock and up to 1,998,886 shares of our common stock issuable upon the conversion of outstanding Series A Convertible Preferred Stock (the “Financing Prospectus”). This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Acquisition Prospectus and Financing Prospectus, including any amendments or supplements thereto.

SELLING SECURITY HOLDERS

The following table supplements the information set forth in the prospectus under the caption “Selling Security Holders” with respect to the security holders offering shares of our common stock pursuant to the Acquisition Prospectus and Financing Prospectus, as each may be amended or supplemented, and regarding ownership of shares of our common stock prior to and after such offerings by those security holders. The information regarding selling security holders is being supplemented to disclose that certain selling security holders have transferred their shares of Series A Convertible Preferred Stock and to add the transferees as selling security holders with respect to the common stock underlying the transferred shares of Series A Convertible Preferred Stock. The information set forth herein is as of October 26, 2005.

	Number of Shares of Common Stock Owned Before Offering		Number of Shares Common Stock Offered		Common Stock Owned After Offering
Name of Selling Shareholder	Common Stock	Common Stock Underlying Preferred Stock (1)	Common Stock	Common Stock Underlying Preferred Stock	Number of Shares	Percentage (2)

Pequot Scout Fund, L.P. (3)	1,086,000	1,593,170	--	1,593,170(4)	1,086,000	3.5
Pequot Mariner Master Fund, L.P. (3)	692,000	1,061,112	--	1,061,112(5)	692,000	2.3

(1)
Our Series A Convertible Preferred Stock accrues dividends on the original issue price of $25 per share at the rate of 8% per annum. The dividends are payable upon conversion of the Series A Convertible Preferred Stock into common stock in additional shares of common stock or, subject to the consent of our senior secured lender, in cash. The registration statement to which this prospectus supplement relates registers 800,000 shares that we may issue as dividends on outstanding shares of our Series A Convertible Preferred Stock. The dividend shares which may be offered for sale by the selling security holders are not included in the table because the number of such shares will not be determined until the selling security holders convert their Series A Convertible Preferred Stock into common stock.

(2)	Based on 30,716,890 shares of common stock outstanding on October 26, 2005.

(3)
Shares offered for resale under this prospectus supplement by the named selling security holders are beneficially owned by Pequot Capital Management, Inc., which is the investment manager to the named selling security holders and exercises sole dispositive, investment and voting power for all of the shares. Arthur J. Samberg is the sole shareholder of Pequot Capital Management, Inc. and disclaims beneficial ownership of the shares except for his pecuniary interest.

(4)	Represents 1,254,024 shares of common stock being offered for resale under the Financing Prospectus and 339,146 shares of common stock being offered for resale under the Acquisition Prospectus.

(5)	Represents 825,976 shares of common stock being offered for resale under the Financing Prospectus and 235,136 shares of common stock being offered for resale under the Acquisition Prospectus.

The Date of this Prospectus Supplement is October 26, 2005